Exhibit 99.1

News Release

Contact: Kevin L. LaLuzerne

(920)-743-5551

Source: Baylake Corp.

Baylake Corp. Reports Financial Results for the Three and Nine Months ended September 30, 2008

Sturgeon Bay, Wisconsin – (PR Newswire) – October 24, 2008

Baylake Corp. (OTC BB: BYLK), a bank holding company with $1.1 billion in assets, reported 2008 third quarter net loss of $1.2 million or $0.15 basic and diluted loss per share, as compared to net income of $1.4 million or $0.18 basic and diluted earnings per share, for the third quarter of 2007. Return on assets (ROA) and return on equity (ROE) decreased for the quarter ended September 30, 2008 to (0.43%) and (6.37%), respectively, compared to 0.50% and 6.95%, respectively, for the same period a year ago.

Baylake Corp.’s commercial and residential real estate loan portfolio reflected deterioration in estimated collateral values and repayment abilities experienced by some of the Corporation’s customers. A provision for loan losses of $3.2 million was recorded in the third quarter of 2008. The provision for loan losses charged to earnings was $4.4 million for the first nine months of fiscal 2008, compared to $6.5 million for the same period a year earlier. Net charge-offs for the quarter ending September 30, 2008 were $2.9 million, or 1.56% of total average loans. At September 30, 2008 and 2007, the allowance for loan losses as a percent of total loans was 1.69% and 1.34% respectively. The ratio of allowance for loan losses to non-performing loans was 32.97% and 31.53% at September 30, 2008 and December 31, 2007, respectively. Overall, non-performing loans declined to $38.2 million or 13.58% as of September 30, 2008, compared to $44.2 million at September 30, 2007. Non-performing loans grew $1.9 million or 5.29% compared to the linked quarter ending June 30, 2008.

“We believe that our total non-performing loans are beginning to show signs of stabilizing, despite indications that the overall economy is weakening and unemployment is rising. We believe that our diligent efforts that began in early 2007 of actively pursuing the resolution of problem loans has allowed us to be slightly ahead of our peers in managing the impact of the downturn in the local and regional real estate markets. However, as reported previously in the 2nd quarter press release, we continue to believe it will take more time than originally anticipated for the Bank’s non-performing loans to return to more acceptable levels,” said Robert J. Cera, Baylake Corp. President and Chief Executive Officer. “Baylake Corp. believes the balance of the allowance for loan losses is presently sufficient to absorb probable incurred credit losses at September 30, 2008.”

Total loans equaled $746.6 million as of September 30, 2008, compared to $782.6 million as of September 30, 2007, a decline of $36.0 million or 4.60% from a year earlier. However, total loans grew $5.2 million in comparison to the linked quarter ending June 30, 2008. Total deposits decreased $20.5 million, or 2.37%, to $842.4 million as of September 30, 2008 compared to $862.9 million as of September 30, 2007. The decline in deposits was impacted by aggressive competition for deposits as well as commercial customer preference changes of moving balances from FDIC insured accounts to collateralized repurchase accounts, which are characterized as borrowings on the bank’s balance sheet.

Baylake Corp.’s investment portfolio grew $22.5 million, or 11.17%, to $223.9 million as of September 30, 2008 compared to $201.4 million as of September 30, 2007. While Baylake Corp.’s investment portfolio has experienced significant declines in market value due to general economic pressures, the Corp. does not hold any Fannie Mae or Freddie Mac preferred securities.

Baylake Corp.’s total assets and shareholders’ equity were $1.1 billion and $75.5 million, respectively, at September 30, 2008, compared to $1.1 billion and $80.3 million at December 31, 2007. The decrease in shareholders’ equity was primarily a result of the decrease in accumulated other comprehensive income related to a decline in the market value of our investment portfolio. Baylake Corp.’s Tier 1 risk-based capital remained strong at 10.48% as of September 30, 2008, compared to 10.00% as of the same date a year earlier. The Corporation and Bank continue to be well capitalized under the guidelines established by the Board of Governors of the Federal Reserve Bank.

Net interest margin equaled 3.10% for the quarter ending September 30, 2008, unchanged in comparison to the linked quarter ending June 30, 2008 and a 12 basis point decline compared to the 3.22% net interest margin earned during the quarter ended September 30, 2007. Interest rate cuts initiated by the Federal Reserve during the first half of 2008, combined with competitive local loan pricing has negatively impacted the Bank’s ability to widen net interest margins.

Legal and collection expenses of $392,000 relating to efforts directed at resolving past due credit relationships, as well as $126,000 of expenses related to operation of other real estate significantly impacted net income for the quarter ended September 30, 2008. Quarterly profits were further reduced by write-downs of $498,000 in valuation of Other Real Estate Owned and $554,000 of impairment relating to off-balance commitments to commercial borrowers. These write-downs were primarily the result of declining market values of several residential and commercial properties obtained from borrowers in default and held for sale by Baylake and those commercial properties collateralizing off-balance sheet letters of credit.

“As everyone is well aware, the financial services industry is facing extraordinary challenges at the present time,” said Cera. “We remain confident that our current focus on capital preservation and the creation of long-term shareholder value is a prudent strategy which will ultimately allow us to grow our organization and position us for future success once this business cycle shows signs of improving. As our non performing loans decline and net earnings return to more acceptable levels, we will once again review the feasibility of restoring some level of cash dividend to our common shareholders at the earliest appropriate time,” said Robert J. Cera, Baylake Corp. President and CEO.

Baylake Corp. anticipates that it has more than adequate resources available to meet its commitments. As of September 30, 2008, the Corporation had $49.6 million in established lines of credit with nonaffiliated banks, of which $49.6 million was available.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 28 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2008 and Form 10-K for the year ended December 31, 2007, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company’s business and operations, and recent actions taken by the Wisconsin Department of Revenue relating to state tax obligations. Other factors include changes in general business and economic conditions, developments (including collection efforts) relating to the identified non-performing loans and other problem loans and assets, world events (especially those which could affect our customers’ tourism-related businesses), competition, fiscal and monetary policies and legislation.

Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the period indicated. The selected financial and other data at September 30, 2008 and 2007 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period)	September 30, 2008 (unaudited)	December 31, 2007 (audited)	September 30, 2007 (unaudited)

	(dollars in thousands, except per share data)

Total assets	$1,074,619	$1,106,616	$1,089,828
Investment securities (1)	223,946	222,475	201,446
Total loans	746,596	760,951	782,625
Total deposits	842,443	884,185	862,909
Borrowings (2)	129,371	112,346	117,485
Subordinated debentures	16,100	16,100	16,100
Stockholders’ equity	75,463	80,262	80,817
Non-performing loans (3)	38,234	37,555	44,244
Non-performing assets (3)	46,384	42,722	52,161
Shares outstanding	7,911,539	7,885,960	7,837,070
Book value per share	$9.54	$10.18	$10.31

	As of and for the Three Months Ended September 30, (unaudited)		As of and for the Nine Months Ended September 30, (unaudited)
Selected Operations Data - UNAUDITED	2008	2007	2008	2007

	(dollars in thousands, except per share data)

Total interest income	$13,947	$17,515	$43,855	$52,532

Total interest expense	6,628	9,784	22,147	29,483

Net interest income	7,319	7,731	21,708	23,049
Provision for loan losses	3,200	500	4,361	6,485

Net interest income after provision for loan losses	4,119	7,231	17,347	16,564

Total non-interest income	2,102	2,032	6,615	6,690
Total non-interest expense	8,712	7,651	25,567	24,361

Income (loss) before income taxes	(2,491)	1,612	(1,605)	(1,107)

Income tax expense (benefit)	(1,317)	225	(1,690)	(1,611)

Net income (loss)	$(1,174)	$1,387	$85	$504

	As of and for the Three Months Ended September 30, (unaudited)		As of and for the Nine Months Ended September 30, (unaudited)
	2008	2007	2008	2007
Per Share Data: (4)
Net income ( loss) per share (basic)	($0.15)	$0.18	$0.01	$0.06
Net income (loss) per share (diluted)	($0.15)	$0.18	$0.01	$0.06
Cash dividends per common share	$—	$0.16	$—	$0.48
Book value per share	$9.54	$10.18	$9.54	$10.18

Performance Ratios: (5)

Return on average total assets	(0.43%)	0.50%	0.01%	0.06%
Return on average total shareholders’ equity	(6.37%)	6.95%	0.14%	0.84%
Net interest margin (6)	3.10%	3.22%	3.09%	3.18%
Net interest spread (6)	2.90%	2.93%	2.87%	2.81%
Efficiency ratio (9)	89.06%	75.32%	87.84%	78.85%
Non-interest income to average assets	0.77%	0.73%	0.82%	0.81%
Non-interest expense to average assets	3.20%	2.76%	3.16%	2.94%
Net overhead ratio (7)	2.43%	2.03%	2.35%	2.13%

Average loan to average deposit ratio	87.20%	89.87%	86.94%	92.17%
Average interest earning assets to average interest bearing liabilities	107.66%	107.46%	107.48%	109.37%

Asset Quality Ratios: (3) (5)
Non-performing loans to total loans	5.12%	5.65%	5.12%	5.65%
Allowance for loan losses to:
Total loans	1.69%	1.34%	1.69%	1.34%
Non-performing loans	32.97%	23.75%	32.97%	23.75%

Net charge-offs to average loans	1.56%	0.76%	0.64%	0.66%
Non-performing assets to total assets	4.32%	4.79%	4.32%	4.79%

Capital Ratios: (5)(8)
Shareholders’ equity to assets	7.02%	7.42%	7.02%	7.42%
Tier 1 risk-based capital	10.48%	10.00%	10.48%	10.00%
Total risk-based capital	11.73%	11.15%	11.73%	11.15%
Leverage ratio	8.40%	8.32%	8.40%	8.32%

Other:

Number of bank subsidiaries	1	1	1	1

Number of banking facilities	28	28	28	28
Number of full-time equivalent employees	314	328	314	328

(1)	Includes securities classified as available for sale.
(2)	Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.
(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest. Non-performing assets consist of non-performing loans and other real estate owned.

(4)	Earnings per share are based on the weighted average number of shares outstanding for the period.
(5)	With the exception of end of the period ratios, all ratios are based on average daily balances and are annualized where appropriate.
(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets. Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)	Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.
(8)	The capital ratios are presented on a consolidated basis.
(9)

Efficiency ratio is calculated as follows: non-interest expense divided by the sum of taxable equivalent net interest income plus non-interest income, excluding net investment security gains and excluding net gains on sale of fixed assets.